Exhibit 99.1

March 22, 2002

Securities and Exchange Commission

450 Fifth Street, N.W. — Room 104

Washington, DC 20549

Re:          Arthur Andersen LLP

Dear Sir or Madam:

Our independent public accountant is Arthur Andersen LLP (“Andersen”).  In connection with the audit of the consolidated financial statements of ResortQuest International, Inc., and subsidiaries (the “Company”) as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 2001, Andersen has issued a report to the stockholders and directors of the Company dated February 19, 2002 (the “Report”).  The Report is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

In accordance with the requirements of the SEC, the Company has received the following written representations from Andersen:

We have audited the consolidated financial statements of ResortQuest International, Inc. and subsidiaries as of December 31, 2001 and for the year then ended and have issued our report thereon dated February 19, 2002.  We represent that this audit was subject to our quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation.  Availability of personnel at foreign affiliates of Arthur Andersen is not relevant to this audit.

Very truly yours,

/s/ J. Mitchell Collins

Senior Vice President and Chief Financial Officer
ResortQuest International, Inc.